AGREEMENT TERMINATING
                        THE REGISTRATION RIGHTS AGREEMENT

         This AGREEMENT TERMINATING THE REGISTRATION RIGHTS AGREEMENT is dated as of December 21, 2000 (this "Agreement"), by and between W/W Group Holdings, L.L.C., a Delaware limited liability company ("W/W Group"), and Wellsford Real Properties, Inc., a Maryland corporation ("WRP").

         Reference is hereby made to that certain Registration Rights Agreement, dated as of May 28, 1999, by and between W/W Group and WRP (the "Registration Rights Agreement"), a copy of which is attached hereto as Exhibit A.

         Effective as of the date hereof, W/W Group and WRP hereby terminate the Registration Rights Agreement. From and after the date hereof, such agreement shall have no further force and effect and no party shall have any further rights or obligations thereunder.

         This Agreement shall be governed by the internal laws of the State of New York.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    W/W GROUP HOLDINGS, L.L.C.


                                    By:  /s/ Ronald Bernstein
                                         ---------------------------------------
                                         Name:  Ronald Bernstein
                                         Title: Vice President


                                    WELLSFORD REAL PROPERTIES, INC.


                                    By:  /s/ Edward Lowenthal
                                         ---------------------------------------
                                         Name:  Edward Lowenthal
                                         Title: President